Designated Filer:	Warburg Pincus Private Equity X O&G, L.P.
Issuer & Ticker Symbol:	Laredo Petroleum Holdings, Inc. [LPI]
Date of Event Requiring Statement:	October 17, 2012

Explanation of Responses:

(1) The stockholders are Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), and its affiliated partnership Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”, and together with WP X O&G, the “WP X Funds”). The total number of shares of Common Stock of Laredo Petroleum Holdings, Inc., a Delaware corporation (the "Issuer"), owned by the WP X Funds is 17,771,653 shares of Common Stock, of which 17,220,732 shares of Common Stock are owned by WP X O&G and 550,921 shares of Common Stock are owned by WP X Partners. WP X Partners directly owns less than 1% of the Common Stock outstanding of the Issuer.

(2)  Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP''), is the general partner of the WP X Funds. Warburg Pincus X LLC, a Delaware limited liability company (“WP X LLC''), is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership (“WP''), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC''), manages the WP X Funds. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of WP and the Co−Presidents and Managing Members of WP LLC and may be deemed to control the WP X Funds, WP X GP, WP X LLC, WP Partners, WP and WP LLC (together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(3) Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.

(4) By reason of the provisions of Rule 16a−1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), WP X GP, WP X LLC, WP Partners, WP, WP LLC and Messrs. Kaye and Landy may be deemed to be beneficial owners of the 17,771,653 shares of Common Stock of the Issuer held by the WP X Funds. Pursuant to Rule 16a−1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than the WP X Funds, herein states that this Form 4 shall not be deemed an admission that it or he is the beneficial owner of any of the shares of Common Stock of the Issuer reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Issuer, except to the extent it or he has a pecuniary interest in such shares of Common Stock.

Solely for the purposes of Section 16 of the Exchange Act, each of the WP X Funds, WP X GP, WP X LLC, WP Partners, and WP may be deemed a director-by-deputization by virtue of their contractual right to nominate a representative to serve on the board of directors of the Issuer.